Exhibit 10.9

[Company letterhead]

July 11, 2018

Karen Weaver

c/o HDD, LLC dba Truett Hurst

125 Foss Creek Circle

Healdsburg, CA 95448

Re:Amendment of Offer Letter

Dear Karen:

Reference is made to your offer letter from HDD, LLC dba Truett Hurst (the “Company”), dated November 21, 2017 (the “Offer Letter”).  This letter sets forth our agreement to amend the Offer Letter as set forth below.  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Offer Letter.

Effective immediately, the Severance section of the Offer Letter is hereby amended to add the following at the end of such section:

“In addition, if your employment is terminated by the Company without Cause at any time before December 31, 2018, subject to your providing a release of claims in a form acceptable to the Company, you will be entitled to receive a lump sum payment equal to the amount of the base salary you would have been entitled to receive during the period from the date of such termination of your employment through December 31, 2018 if your employment with the Company had continued through December 31, 2018, such payment to be made on the sixtieth (60th) day following your termination.  For this purpose, “Cause” has the meaning given to such term in the Truett-Hurst, Inc. 2012 Stock Incentive Plan as currently in effect.  All compensation provided herein is subject to applicable tax withholding.”

Except as expressly set forth herein, the Offer Letter shall remain in full force and effect in accordance with its current terms.  This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If this letter agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this letter and returning it to the

OMM_US:76379639.1

undersigned.  This letter agreement shall be a binding agreement between the Company and you.  A duplicate copy of this letter agreement is included for your records with the Company.

HDD, LLC dba Truett Hurst

By:
Its:

Accepted and Agreed:

Karen Weaver

Date: ______________, 2018

OMM_US:76379639.1

HDD, LLC dba Truett Hurst

125 Foss Creek Circle, Healdsburg, CA 95448

November 21, 2017

Karen Weaver

81 San Felipe Way

Novato, CA 94945

Dear Karen:

HDD, LLC is pleased to offer you the position of Vice President, Corporate Controller. In this position, you will be reporting to Evan Meyer, Chief Financial Officer. The starting salary offered for this position is $7,692.30 per biweekly pay period, which is equivalent to $200,000.00 annually.

Other terms of this offer letter include:

Bonus

You will be eligible for a bonus of up to 20% of your annual salary based on your individual performance and achievement of goals mutually agreed upon with the CFO. The bonus will only be paid to employees in good standing and on the company payroll at the time of the bonus payment, estimated to be on or about August 31st of each calendar year.

Severance

Six months of severance ($100,000.00) will be due and payable to you immediately in the event a majority interest in the company is sold and your employment is terminated due to the sale within the first 12 months of employment.

Paid Time Off

You will be entitled to accrue up to 4 weeks of Paid Time Off benefits starting on your first year of employment (i.e., 6.153 hours per pay cycle). Accrued PTO should be taken in the year it is earned. You may carry over accrued PTO into the next year to the maximum cap of 200 hours.

Once your PTO accrual has reached the cap, you will not earn any more PTO until your accrual falls below the maximum. Please refer to the company’s Employee Handbook for additional information on the Paid Time Off policy.

Health and Welfare Benefits

You will be eligible to participate in the Company’s group medical, dental, vision and life insurance plans. Your eligibility for coverage begins on your first day of employment.

Other

Your start date for work with HDD, LLC will be Monday, December 18, 2017. Your office will be located at 125 Foss Creek Circle, Healdsburg, CA. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time with or without cause.

On your first day of employment, HDD, LLC will provide additional information about the company’s objectives, policies, benefits programs, 401-k plan, and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a Social Security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the U.S. Citizenship and Immigration Services. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at 707-431-4423. I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

/s/ Evan B. Meyer
Evan B. Meyer
Chief Financial Officer

Please indicate your acceptance by your signature and return this offer letter to me by November 27, 2017.

Thank You.

/s/ Karen Weaver	11/27/2017
Karen Weaver	Date

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